EXHIBIT 3.1

CERTIFICATE OF DESIGNATIONS OF

THE CLASS A 15% PARTICIPATING CONVERTIBLE PREFERRED STOCK

(Par Value $0.01)

OF

COMVERGE, INC.

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

Comverge, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 151 thereof, DOES HEREBY CERTIFY:

That pursuant to the authority conferred upon the Board of Directors of the Corporation (the “Board”) in accordance with the Fifth Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) and the Second Amended and Restated Bylaws of the Corporation, as amended by Amendment No. 1 (the “Bylaws”), the Board on March 24, 2012 adopted the following resolution creating a series of Preferred Stock, par value $0.01 per share, of the Corporation designated as Class A 15% Participating Convertible Preferred Stock:

RESOLVED, that pursuant to the authority vested in the Board in accordance with the Certificate of Incorporation and out of the Preferred Stock, par value $0.01 per share, authorized therein, the Board hereby authorizes, designates and creates a series of 22,000 shares of Preferred Stock, and states that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof be, and hereby are, as follows:

Section 1. Designation. The designation of the series of Preferred Stock created by this resolution shall be “Class A 15% Participating Convertible Preferred Stock” (the “Class A Preferred”). Each share of the Class A Preferred shall be identical in all respects to every other share of the Class A Preferred. The Class A Preferred shall be perpetual.

Section 2. Number of Shares. The authorized number of shares of Class A Preferred shall be 22,000. Such number of shares may be increased or decreased by resolution of the Board; provided, that no decrease shall reduce the number of shares of Class A Preferred to a number less than the number of shares then outstanding or may be required to be issued pursuant to the Purchase Agreement. Shares of Class A Preferred that are redeemed, purchased or otherwise acquired by the Corporation, or converted into Common Stock or another series of Preferred Stock, shall revert to authorized but unissued shares of Preferred Stock.

Section 3. Dividends.

3.1. General Obligation. When and as declared by the Board and to the extent permitted under the General Corporation Law of Delaware (the “GCLD”), the Corporation shall pay preferential dividends in cash to the holders of the Class A Preferred as provided in this Section 3. Dividends shall accrue on each share of the Class A Preferred (a “Share”) on a daily basis at the rate of 15% per annum of the sum of the Liquidation Value thereof plus all accumulated and unpaid dividends thereon from and including the date of issuance of such Share to and including the first to occur of (i) the date on which the Liquidation Value of such Share (plus all accrued and unpaid dividends thereon) is paid to the holder thereof in connection with the liquidation of the Corporation, (ii) the date on which such Share is converted into shares of Conversion Stock hereunder or (iii) the date on which such share is otherwise acquired by the Corporation. Such dividends shall accrue whether or not they have been declared and whether or not there are profits or “surplus” (as defined in the GCLD) of the Corporation available for the payment of dividends. The date on which the Corporation initially issues any Share shall be deemed to be its “date of issuance” regardless of the number of times transfer of such Share is made on the stock records maintained by or for the Corporation and regardless of the number of certificates which may be issued to evidence such Share.

3.2. Dividend Reference Dates. To the extent not paid on March 31, June 30, September 30 and December 31 of each year, beginning June 30, 2012 (the “Dividend Reference Dates”), all dividends which have accrued on each Share outstanding during the three-month period (or other period in the case of the initial Dividend Reference Date) ending upon each such Dividend Reference Date shall be accumulated and shall remain accumulated dividends with respect to such Share until paid to the holder thereof.

3.3. Distribution of Partial Dividend Payments. Except as otherwise provided herein, if at any time the Corporation pays less than the total amount of dividends then accrued with respect to the Class A Preferred, such payment shall be distributed pro rata among the holders thereof based upon the aggregate accrued but unpaid dividends on the Shares held by each such holder.

3.4. Participating Dividends. In addition to any other dividends accruing or declared hereunder, in the event that the Corporation declares or pays any dividends upon the Common Stock (whether payable in cash, securities or other property) other than dividends payable solely in shares of Common Stock, the Corporation shall also declare and pay to the holders of the Class A Preferred at the same time that it declares and pays such dividends to the holders of the Common Stock, the dividends which would have been declared and paid with respect to the Common Stock issuable upon conversion of the Class A Preferred had all of the outstanding Class A Preferred been converted immediately prior to the record date for such dividend, or if no record date is fixed, the date as of which the record holders of Common Stock entitled to such dividends are to be determined; provided that if any dividends consist of voting securities, the Corporation shall make available to each holder of Class A Preferred, at such holder’s request, dividends consisting of securities which are non-voting (except as otherwise required by law), which are otherwise identical to the dividends consisting of voting securities and which are convertible into such voting securities.

Section 4. Liquidation.

4.1. Normal Liquidation. Upon any liquidation, dissolution or winding up of the Corporation (whether voluntary or involuntary), each holder of Class A Preferred shall be entitled to be paid, pari passu with any distribution or payment to be made upon any Junior Securities, an amount in cash equal to the greater of (i) the aggregate Liquidation Value of all Shares held by such holder (plus all accrued and unpaid dividends thereon) or (ii) the amount to which such holder would be entitled to receive upon such liquidation, dissolution or winding up if all of such holder’s Class A Preferred (plus all accrued and unpaid dividends thereon) was converted into Conversion Stock immediately prior to such event, and the holders of Class A Preferred shall not be entitled to any further payment with respect to their Shares. If upon any such liquidation, dissolution or winding up of the Corporation the assets of the Corporation to be distributed among the holders of the Class A Preferred are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid under this Section 4.1, then the entire assets available to be distributed to the Corporation’s stockholders shall be distributed pro rata among the Corporation’s stockholders based upon the number of shares outstanding if all of the Class A Preferred (plus all accrued and unpaid dividends thereon) was converted into Conversion Stock immediately prior to such distribution. Prior to the liquidation, dissolution or winding up of the Corporation, the Corporation shall declare for payment all accrued and unpaid dividends with respect to the Class A Preferred, but only to the extent of the Corporation’s “surplus” (as defined under the GCLD) available for the payment of dividends. Not less than 30 days prior to the payment date stated therein, the Corporation shall deliver written notice of any such liquidation, dissolution or winding up to each record holder of Class A Preferred, setting forth in reasonable detail the amount of proceeds to be paid with respect to each Share and each share of Junior Securities in connection with such liquidation, dissolution or winding up.

4.2. Deemed Liquidation. Upon the election of the holders of a majority of the outstanding Shares delivered to the Corporation within 45 days after receipt of the Corporation’s notice thereof to the holders of Class A Preferred, any consolidation or merger of the Corporation with or into another entity or entities (whether or not the Corporation is the surviving entity) or any sale or transfer by the Corporation of all or substantially all of its assets (determined either for the Corporation alone or together with its Subsidiaries on a consolidated basis) or any sale, transfer or issuance or series of sales, transfers and/or issuances of shares of the Corporation’s Capital Stock by the Corporation or the holders thereof as a result of which the holders of the Corporation’s outstanding Capital Stock possessing the voting power (under ordinary circumstances) to elect a majority of the Board immediately prior to such sale or issuance cease to own the Corporation’s outstanding capital stock possessing the voting power (under ordinary circumstances) to elect a majority of the Board, shall be deemed to be a liquidation, dissolution and winding up of the Corporation for purposes of this Section 4, and the holders of the Class A Preferred shall be entitled to receive from the Corporation the amounts payable with respect to the Class A Preferred upon a liquidation, dissolution or winding up of the Corporation under this Section 4 in cancellation of their Shares upon the consummation of any such transaction. Each holder of Class A Preferred shall have the right to elect the benefits of either this Section 4.2 or Section 8.5 in connection with any such merger, consolidation or sale of assets.

Section 5. Priority of Class A Preferred on Dividends and Redemptions. So long as any Class A Preferred remains outstanding, without the prior written consent of the holders of a majority of the outstanding Shares, the Corporation shall not, nor shall it permit any Subsidiary to, redeem, purchase or otherwise acquire directly or indirectly any Junior Securities, nor shall the Corporation directly or indirectly pay or declare any dividend or make any distribution upon any Junior Securities (except as allowed in Section 4.1 in the case of a liquidation, dissolution or winding up of the Corporation), if at the time of or immediately after any such redemption, purchase, acquisition, dividend or distribution the Corporation has failed to pay the full amount of dividends accrued on the Class A Preferred.

Section 6. Voting Rights.

6.1. Election of Directors. In the election of directors of the Corporation, the holders of the Class A Preferred, voting separately as a single class to the exclusion of all other classes of the Corporation’s capital stock and with each Share entitled to one vote, shall be entitled to elect one director to serve on the Board until such director’s successor is duly elected by the holders of the Class A Preferred or such director is removed from office by the holders of the Class A Preferred; provided, that if (i) the Board is expanded to 11 or more members and (ii) the holders of the Class A Preferred control, pursuant to Section 6.2, 18.19% or more of the aggregate vote on matters submitted to the stockholders, then the holders of the Class A Preferred, voting separately as a single class to the exclusion of all other classes of the Corporation’s Capital Stock and with each Share entitled to one vote, shall be entitled to elect two directors to serve on the Board until such director’s successor is duly elected by the holders of the Class A Preferred or such director is removed from office by the holders of the Class A Preferred. If the holders of the Class A Preferred for any reason fail to elect anyone to fill any such directorship, such position shall remain vacant until such time as the holders of the Class A Preferred elect a director to fill such position and shall not be filled by resolution or vote of the Board or the Corporation’s other stockholders.

6.2. Other Voting Rights. The holders of the Class A Preferred shall be entitled to notice of all stockholders meetings in accordance with the Bylaws, and except as otherwise required by applicable law, the holders of the Class A Preferred shall be entitled to vote on all matters submitted to the stockholders for a vote together with the holders of the Common Stock voting together as a single class with each share of Common Stock entitled to one vote per share and each Share entitled to one vote for each share of Common Stock issuable upon conversion of the Class A Preferred and all accumulated and unpaid dividends thereon as of the record date for such vote or, if no record date is specified, as of the date of such vote. Notwithstanding the foregoing, so long as the Common Stock is listed on Nasdaq Global Market, until the Corporation receives the approval of the holders of the Common Stock to the issuance of the Class A Preferred (the “Share Issuance Approval”), the aggregate number of votes the holders of the Class A Preferred are entitled to cast in respect of their Shares will not exceed 5,507,760 votes (as may be adjusted to reflect any stock split, stock dividend, reclassification or other transaction having a similar effect) which shall be divided pro rata among the holders of the Class A Preferred based upon the number of Shares beneficially owned by each.

Section 7. Class Voting Rights as to Particular Matters. So long as any Shares are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote or consent of stockholders required by law or by the Certificate of Incorporation) the vote or consent of the holders of at least a majority of the shares of Class A Preferred then outstanding, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose:

(i) amend the Certificate of Incorporation or the Bylaws in a manner that would adversely affect the relative rights, preferences, privileges or voting powers of the Class A Preferred;

(ii) amend, alter or change the relative rights, preferences, privileges or voting powers of the Class A Preferred;

(iii) increase the authorized number of shares of the Class A Preferred;

(iv) create a new class or series of Preferred Stock;

(v) declare or pay any dividend or distribution on or in respect of Common Stock or other Junior Securities;

(vi) purchase, redeem or otherwise acquire for consideration, directly or indirectly, any Common Stock or other Junior Securities or Capital Stock of any of the Corporation’s Subsidiaries (except as necessary to effect (a) a reclassification of Junior Securities for or into other Junior Securities, (b) the exchange or conversion of one share of Junior Securities for or into another share of Junior Securities, and (c) redemptions, purchases or other acquisitions of shares of Common Stock or other Junior Securities by the Corporation in accordance with the provisions of any employee benefit plan or other equity agreement with the employees, officers and directors of the Corporation that has been approved by the Board (an “Approved Plan”), so long as such redemptions, purchases or other acquisitions do not exceed an aggregate of one percent (1%) of the outstanding shares of Common Stock in any 12 month period);

(vii) authorize or issue shares of any class of Capital Stock or any security convertible into, exchangeable for, or that otherwise gives the holder the right to obtain, Capital Stock of the Corporation or any Subsidiary of the Corporation (other than the Common Stock into which the Class A Preferred may be converted, shares of Common Stock issued upon exercise of an employee stock option granted prior to the Purchase Agreement Effective Date or pursuant to any stock option plan that is an Approved Plan);

(viii) authorize, issue or create a new series or class of Capital Stock or reclassify an existing class or series of Capital Stock, having a preference over or on parity with the Class A Preferred;

(ix) authorize, issue or reclassify into Capital Stock that would rank senior to the Class A Preferred or debt securities that are convertible into Capital Stock by their terms;

(x) affect a voluntary liquidation, dissolution or winding up of the Corporation;

(xi) enter into any agreement, arrangement or understanding which limits the Corporation’s ability to comply with the terms of the Class A Preferred;

(xii) incur any material Indebtedness by the Corporation or any Subsidiary of the Corporation;

(xiii) enter into any transactions with a stockholder, director, officer, employee or affiliate of the Corporation or Subsidiary of the Corporation (other than pursuant to an Approved Plan); or

(xiv) increase the size of the Board.

In accordance with the provisions of § 242(b)(2) of the GCLD, the number of authorized shares of any class or classes of stock may be increased or decreased by the affirmative vote of the holders of a majority of the issued and outstanding shares of stock of the Corporation entitled to vote thereon irrespective of the class vote requirements set forth in § 242(b)(2) of the GCLD (but, in the case of any decrease, not below the number of outstanding shares of any such class or classes).

Section 8. Conversion.

8.1. Conversion Procedure.

(i) At any time and from time to time, any holder of Class A Preferred may convert all or any portion of the Class A Preferred (including any fraction of a Share), and all or any portion of the accumulated and unpaid dividends thereon, held by such holder into a number of shares of Conversion Stock computed by (a) multiplying the number of Shares to be converted by $1,000, (b) adding any accumulated and unpaid dividends also being converted and (c) dividing the result by the Conversion Price then in effect.

(ii) Except as otherwise provided herein, each conversion of Class A Preferred shall be deemed to have been effected as of the close of business on the date on which the certificate or certificates representing the Class A Preferred to be converted have been surrendered for conversion at the principal office of the Corporation. At the time any such conversion has been effected, the rights of the holder of the Shares converted as a holder of Class

A Preferred shall cease, and the Person or Persons in whose name or names any certificate or certificates for shares of Conversion Stock are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the shares of Conversion Stock represented thereby.

(iii) Notwithstanding any other provision hereof, if a conversion of Class A Preferred is to be made in connection with a Public Offering, a Change in Ownership, a Fundamental Change or other transaction affecting the Corporation, the conversion of any Shares may, at the election of the holder thereof, be conditioned upon the consummation of such event or transaction, in which case such conversion shall not be deemed to be effective until such event or transaction has been consummated.

(iv) As soon as possible after a conversion of Class A Preferred has been effected (but in any event within three business days in the case of paragraph (a) below), the Corporation shall deliver to the converting holder:

(a) a certificate or certificates representing the number of shares of Conversion Stock issuable by reason of such conversion in such name or names and such denomination or denominations as the converting holder has specified;

(b) payment in an amount equal to all accrued dividends with respect to each Share converted which have not been paid prior thereto which are not being converted, plus the amount payable under paragraph (ix) below with respect to such conversion; and

(c) a certificate representing any Shares which were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted.

(v) The Corporation shall declare the payment of all dividends payable under paragraph (iv)(b) above. If for any reason the Corporation is unable to pay any portion of the accrued and unpaid dividends on Class A Preferred being converted, such dividends may, at the converting holder’s option, be converted into an additional number of shares of Conversion Stock determined by dividing the amount of the unpaid dividends to be applied for such purpose, by the Conversion Price then in effect.

(vi) The issuance of certificates for shares of Conversion Stock upon conversion of Class A Preferred shall be made without charge to the holders of such Class A Preferred for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Conversion Stock. Upon conversion of each Share, the Corporation shall take all such actions as are necessary in order to insure that the Conversion Stock issuable with respect to such conversion shall be validly issued, fully paid and nonassessable, free and clear of all taxes, liens, charges and encumbrances with respect to the issuance thereof.

(vii) The Corporation shall not close its books against the transfer of Class A Preferred or of Conversion Stock issued or issuable upon conversion of Class A Preferred in any manner which interferes with the timely conversion of Class A Preferred. The Corporation shall assist and cooperate with any holder of Class A Preferred required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of Class A Preferred hereunder (including, without limitation, making any governmental filings required to be made by the Corporation).

(viii) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Conversion Stock, solely for the purpose of issuance upon the conversion of the Class A Preferred, such number of shares of Conversion Stock issuable upon the conversion of all outstanding Class A Preferred plus all accumulated and unpaid dividends thereon. All shares of Conversion Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens, charges and encumbrances. The Corporation shall take all such actions as may be necessary to assure that all such shares of Conversion Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Conversion Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance). The Corporation shall not take any action which would cause the number of authorized but unissued shares of Conversion Stock to be less than the number of such shares required to be reserved hereunder for issuance upon conversion of the Class A Preferred and all accumulated and unpaid dividends thereon.

(ix) If any fractional interest in a share of Conversion Stock would, except for the provisions of this paragraph (ix), be delivered upon any conversion of the Class A Preferred, the Corporation, in lieu of delivering the fractional share therefor, shall pay an amount to the holder thereof equal to the Market Price of such fractional interest as of the date of conversion.

8.2. Conversion Price.

(i) The initial Conversion Price shall be $1.40. In order to prevent dilution of the conversion rights granted under this Section 8, the Conversion Price shall be subject to adjustment from time to time pursuant to this Section 8.2 and Sections 8.4, 8.5 and 8.6.

(ii) If and whenever the Corporation issues or sells, or in accordance with Section 8.3 is deemed to have issued or sold, any share of Common Stock for a consideration per share less than the Conversion Price in effect immediately prior to such time, then immediately upon such issue or sale or deemed issue or sale the Conversion Price shall be reduced to the lowest net price per share at which any such share of Common Stock has been issued or sold or is deemed to have been issued or sold.

8.3. Effect on Conversion Price of Certain Events. For purposes of determining the adjusted Conversion Price under Section 8.2, the following shall be applicable:

(i) Issuance of Rights or Options. If the Corporation in any manner grants or sells any Option and the lowest price per share for which any one share of Common Stock is issuable upon the exercise of any such Option, or upon conversion or exchange of any Convertible Security issuable upon exercise of any such Option, is less than the Conversion Price in effect immediately prior to the time of the granting or sale of such Option, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the

Corporation at the time of the granting or sale of such Option for such price per share. For purposes of this Section 8.3, the “lowest price per share for which any one share of Common Stock is issuable” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Corporation with respect to any one share of Common Stock upon the granting or sale of the Option, upon exercise of the Option and upon conversion or exchange of any Convertible Security issuable upon exercise of such Option. No further adjustment of the Conversion Price shall be made upon the actual issue of such Common Stock or such Convertible Security upon the exercise of such Options or upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Security.

(ii) Issuance of Convertible Securities. If the Corporation in any manner issues or sells any Convertible Security and the lowest price per share for which any one share of Common Stock is issuable upon conversion or exchange thereof is less than the Conversion Price in effect immediately prior to the time of such issue or sale, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this Section 8.3, the “lowest price per share for which any one share of Common Stock is issuable” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Corporation with respect to any one share of Common Stock upon the issuance or sale of the Convertible Security and upon the conversion or exchange of such Convertible Security. No further adjustment of the Conversion Price shall be made upon the actual issue of such Common Stock upon conversion or exchange of any Convertible Security, and if any such issue or sale of such Convertible Security is made upon exercise of any Options for which adjustments of the Conversion Price had been or are to be made pursuant to other provisions of this Section 8, no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

(iii) Change in Option Price or Conversion Rate. If the purchase price provided for in any Option, the additional consideration (if any) payable upon the issue, conversion or exchange of any Convertible Security or the rate at which any Convertible Security is convertible into or exchangeable for Common Stock changes at any time, the Conversion Price in effect at the time of such change shall be adjusted immediately to the Conversion Price which would have been in effect at such time had such Option or Convertible Security originally provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold; provided that if such adjustment of the Conversion Price would result in an increase in the Conversion Price then in effect, such adjustment shall not be effective until 30 days after written notice thereof has been given to all holders of the Class A Preferred. For purposes of this Section 8.3, if the terms of any Option or Convertible Security which was outstanding as of the date of issuance of the Class A Preferred are changed in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change; provided that no such change shall at any time cause the Conversion Price hereunder to be increased.

(iv) Calculation of Consideration Received. If any Common Stock, Option or Convertible Security is issued or sold or deemed to have been issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor (net of discounts, commissions and related expenses). If any Common Stock, Option or Convertible Security is issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be deemed to be $0.01.

(v) Integrated Transactions. In case any Option is issued in connection with the issue or sale of other securities of the Corporation, together comprising one integrated transaction in which no specific consideration is allocated to such Option by the parties thereto, the Option shall be deemed to have been issued for a consideration of $0.01.

(vi) Treasury Shares. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation or any Subsidiary, and the disposition of any shares so owned or held shall be considered an issue or sale of Common Stock.

(vii) Record Date. If the Corporation takes a record of the holders of Common Stock for the purpose of entitling them (a) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities or (b) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or upon the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

8.4. Subdivision or Combination of Common Stock. If the Corporation at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and if the Corporation at any time combines (by reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

8.5. Reorganization, Reclassification, Consolidation, Merger or Sale. Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Corporation’s assets or other transaction, in each case which is effected in such a manner that the holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock, is referred to herein as an “Organic Change”. Prior to the consummation of any Organic Change, the Corporation shall make appropriate provisions (in form and substance satisfactory to the holders of a majority of the Class A Preferred then outstanding) to insure that the Class A Preferred shall not be cancelled or retired as a result of such Organic Change and each of the holders of the Class A Preferred shall thereafter have the right to acquire and receive, in lieu of or in addition to (as the case may be) the shares of Conversion Stock immediately theretofore acquirable and receivable upon the conversion of such holder’s Class A Preferred, such shares of stock, securities or assets as such holder would have received in connection with such Organic Change if such holder had converted its Class A Preferred immediately prior to such Organic Change. In each such case, the Corporation shall also make appropriate provisions (in form and substance satisfactory to the holders of a majority of the Class A Preferred then outstanding) to insure that the provisions of this Section 8 shall thereafter be applicable to the Class A Preferred (including, in the case of any such consolidation, merger or sale in which the successor entity or purchasing entity is other than the Corporation, an immediate adjustment of the Conversion Price to the value for the Common Stock reflected by the terms of such consolidation, merger or sale, and a corresponding immediate adjustment in the number of shares of Conversion Stock acquirable and receivable upon conversion of Class A Preferred, if the value so reflected is less than the Conversion Price in effect immediately prior to such consolidation, merger or sale). The Corporation shall not effect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor entity (if other than the Corporation) resulting from consolidation or merger or the entity purchasing such assets assumes by written instrument (in form and substance satisfactory to the holders of a majority of the Class A Preferred then outstanding), the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire.

8.6. Certain Events. If any event occurs of the type contemplated by the provisions of this Section 8 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Board shall make an appropriate adjustment in the Conversion Price so as to protect the rights of the holders of Class A Preferred; provided that no such adjustment shall increase the Conversion Price as otherwise determined pursuant to this Section 8 or decrease the number of shares of Conversion Stock issuable upon conversion of each Share.

8.7. Notices.

(i) Immediately upon any adjustment of the Conversion Price, the Corporation shall give written notice thereof to all holders of Class A Preferred, setting forth in reasonable detail and certifying the calculation of such adjustment.

(ii) The Corporation shall give written notice to all holders of Class A Preferred at least 20 days prior to the date on which the Corporation closes its books or takes a record (a) with respect to any dividend or distribution upon Common Stock, (b) with respect to any pro rata subscription offer to holders of Common Stock or (c) for determining rights to vote with respect to any Organic Change, dissolution or liquidation.

(iii) The Corporation shall also give written notice to the holders of Class A Preferred at least 20 days prior to the date on which any Organic Change shall take place.

8.8. Mandatory Conversion. Upon the Corporation’s receipt of a written election of the holders of a majority of the then outstanding Class A Preferred (or, if so specified in such written election, upon the occurrence of such later event or date), all of the then outstanding Class A Preferred shall be converted automatically into shares of Conversion Stock, and the holders of Class A Preferred shall surrender all of their stock certificates representing Class A Preferred in exchange for certificates representing the number of shares of Conversion Stock then issuable upon conversion of such Class A Preferred in accordance with this Section 8.

8.9. Limitation on Conversion. Notwithstanding any other provisions hereof, so long as the Common Stock is listed on the Nasdaq Global Market, and until the Corporation receives the Share Issuance Approval, no holder of Shares shall be entitled to exercise the conversion rights under this Section 8 to acquire any share or shares of Common Stock if, as a result of such conversion, such holder and its affiliates, directly or indirectly, would own, control or have power to vote more than 19.99% of the outstanding shares of Common Stock. For purposes of this Section 8, a written statement of the holder involved, to the effect that such holder is entitled to exercise its conversion rights under this Section 8 to acquire shares of Common Stock and that such holder shall not violate the prohibitions set forth in the preceding sentence, shall be sufficient evidence of the legality thereof and shall obligate the Corporation to deliver certificates representing the shares of Common Stock so purchased in accordance with the other provisions hereof.

Section 9. Events of Noncompliance.

9.1. Definition. An Event of Noncompliance shall have occurred if:

(i) the Corporation fails to pay any amounts owing on the Class A Preferred, as and when required to be paid, whether or not such payment is legally permissible or is prohibited by any agreement to which the Corporation is subject;

(ii) the Corporation breaches or otherwise fails to perform or observe any other covenant or agreement set forth herein or in the Purchase Agreement and such breach or failure is not cured within 10 days;

(iii) the Corporation fails to (i) file a registration statement with the SEC on Form S-3 (the “Registration Statement”) for the “shelf registration” of the resale of all of the shares of Class A Preferred which may be issued upon conversion of the entire outstanding amount of the note or notes issued pursuant to the Purchase Agreement, all of the Conversion Stock into which such Class A Preferred could then be converted and any shares of Common Stock which may be issued upon conversion of the entire outstanding amount of the note or notes issued pursuant to the Purchase Agreement, (ii) use its best efforts to cause such Registration Statement to be declared effective as quickly as possible, but in no event later than 90 days after filing, or (iii) keep the Registration Statement effective until all of the shares of Class A Preferred, Conversion Stock or Common Stock into which the note or notes issued pursuant to the Purchase Agreement have been converted are sold;

(iv) any representation or warranty contained in the Purchase Agreement or required to be furnished to any holder of Class A Preferred pursuant to the Purchase Agreement, or any information contained in writing furnished by the Corporation or any Subsidiary to any holder of Class A Preferred, is false or misleading in any material respect on the date made or furnished;

(v) the Corporation or any material Subsidiary makes an assignment for the benefit of creditors or admits in writing its inability to pay its debts generally as they become due; or an order, judgment or decree is entered adjudicating the Corporation or any material Subsidiary bankrupt or insolvent; or any order for relief with respect to the Corporation or any material Subsidiary is entered under the Federal Bankruptcy Code; or the Corporation or any material Subsidiary petitions or applies to any tribunal for the appointment of a custodian, trustee, receiver or liquidator of the Corporation or any material Subsidiary or of any substantial part of the assets of the Corporation or any material Subsidiary, or commences any proceeding (other than a proceeding for the voluntary liquidation and dissolution of a Subsidiary) relating to the Corporation or any material Subsidiary under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction; or any such petition or application is filed, or any such proceeding is commenced, against the Corporation or any material Subsidiary and either (a) the Corporation or any such Subsidiary by any act indicates its approval thereof, consent thereto or acquiescence therein or (b) such petition, application or proceeding is not dismissed within 90 days;

(vi) any holder of a “lien” takes possession of, or a receiver, administrator or other similar officer is appointed for, all or substantially all of the properties, assets or revenues of the Corporation or any Subsidiary and is not discharged within 90 days;

(vii) a judgment in excess of $500,000 is rendered against the Corporation or any Subsidiary and, within 60 days after entry thereof, such judgment is not discharged or execution thereof stayed pending appeal, or within 60 days after the expiration of any such stay, such judgment is not discharged;

(viii) the Corporation or any Subsidiary defaults in the performance of any obligation or agreement if the effect of such default is to cause an amount exceeding $500,000 to become due prior to its stated maturity or to permit the holder or holders of any obligation to cause an amount exceeding $500,000 to become due prior to its stated maturity;

(ix) the Corporation or any of its Subsidiaries shall: (a) fail to preserve and keep in full force and effect its corporate, company or partnership existence (as the case may be) and its material rights and franchises; (b) fail to continue to conduct its business substantially as now conducted or as otherwise permitted hereunder; or fail to at all times maintain, preserve and protect all of its material assets and properties used or useful in the conduct of its material business, and (c) keep the same in good repair, working order and condition in all material respects (taking into consideration ordinary wear and tear);

(x) the Corporation or any of its Subsidiaries shall fail to comply with all material federal, state, local and foreign laws and regulations applicable to it;

(xi) the Corporation or any of its Subsidiaries shall fail to comply with the terms of any contract that is material to the conduct of its business;

(xii) the Corporation or any of its Subsidiaries fails to preserve its corporate existence or to remain in good standing as a Registered Organization in its jurisdiction of formation and be qualified and licensed to do business and in good standing in any jurisdiction in which the conduct of its business or its ownership of property requires that it be qualified;

(xiii) the Corporation or any of its Subsidiaries fails to timely file all required tax returns and reports or to timely pay all foreign, federal, state and local taxes, assessments, deposits and contributions owed by any such party and each of its respective Subsidiaries;

(xiv) the Corporation or any of its Subsidiaries fails to pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms;

(xv) the Corporation or any of its Subsidiaries fails to keep its business insured for risks and in amounts standard for companies in their respective industries and locations;

(xvi) the Corporation shall fail to maintain, at all times, to be tested as of the date set forth below, on a consolidated basis with respect to the Corporation and its Subsidiaries, EBITDA, measured on a quarter-end basis, of at least the required amount set forth in the following table for the applicable period set forth opposite thereto:

Applicable Period	Applicable Amount
For the four fiscal quarter period ending June 30, 2012	$4,700,000
For the four fiscal quarter period ending September 30, 2012	$5,000,000
For the four fiscal quarter period ending December 31, 2012	$4,400,000
For the four fiscal quarter period ending March 31, 2013	$5,200,000
For the four fiscal quarter period ending June 30, 2013	$4,000,000
For the four fiscal quarter period ending September 30, 2013	$12,100,000
For the four fiscal quarter period ending December 31, 2013	$16,900,000
For the four fiscal quarter period ending March 31, 2014	$18,000,000
For the four fiscal quarter period ending June 30, 2014	$19,100,000
For the four fiscal quarter period ending September 30, 2014	$20,400,000
For the four fiscal quarter period ending December 31, 2014	$21,000,000

For the four fiscal quarter period ending March 31, 2015	$22,600,000
For the four fiscal quarter period ending June 30, 2015	$24,700,000
For the four fiscal quarter period ending September 30, 2015	$29,100,000
For the four fiscal quarter period ending each fiscal quarter after September 30, 2015	$32,000,000

(xvii) the Corporation does not obtain the Share Issuance Approval on or prior to June 24, 2012.

The foregoing shall constitute Events of Noncompliance whatever the reason or cause for any such Event of Noncompliance and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body and regardless of the effects of any subordination provisions.

9.2. Consequences of Events of Noncompliance.

(i) If an Event of Noncompliance other than an Event of Noncompliance of the type described in paragraph (iii) has occurred and is continuing, the dividend rate on the Class A Preferred shall increase immediately by an increment of one percentage point. Thereafter, until such time as no Event of Noncompliance exists, the dividend rate shall increase automatically at the end of each succeeding 90-day period by an additional increment of one percentage point (but in no event shall the dividend rate exceed 20%). Any increase of the dividend rate resulting from the operation of this paragraph shall terminate as of the close of business on the date on which no Event of Noncompliance exists, subject to subsequent increases pursuant to this paragraph.

(ii) If an Event of Noncompliance of the type described in paragraph (iii) has occurred and is continuing, the dividend rate on the Class A Preferred shall increase immediately by an increment of one percentage point. Thereafter, until such time as such Event of Noncompliance no longer exists, the dividend rate shall increase automatically at the end of each succeeding 30-day period by an additional increment of one percentage point (but in no event shall the dividend rate exceed 20%). Any increase of the dividend rate resulting from the operation of this paragraph shall terminate as of the close of business on the date on which no Event of Noncompliance exists, subject to subsequent increases pursuant to this paragraph.

(iii) If an Event of Noncompliance other than an Event of Noncompliance of the type described in paragraph (v) has occurred and is continuing, the holder or holders of a majority of the Class A Preferred then outstanding may demand (by written notice delivered to the Corporation) immediate redemption of all or any portion of the Class A Preferred owned by such holder or holders at a price per Share equal to the Liquidation Value thereof (plus all accrued and unpaid dividends thereon). The Corporation shall give prompt written notice of such election to the other holders of Class A Preferred (but in any event within five days after receipt of the initial demand for redemption), and each such other holder may demand immediate redemption of all or any portion of such holder’s Class A Preferred by giving written notice thereof to the Corporation within seven days after receipt of the Corporation’s notice. The Corporation shall redeem all Class A Preferred as to which rights under this paragraph (ii) have been exercised within 15 days after receipt of the initial demand for redemption.

(iv) If an Event of Noncompliance of the type described in paragraph (v) has occurred, all of the Class A Preferred then outstanding shall be subject to immediate redemption by the Corporation (without any action on the part of the holders of the Class A Preferred) at a price per Share equal to the Liquidation Value thereof (plus all accrued and unpaid dividends thereon). The Corporation shall immediately redeem all Class A Preferred upon the occurrence of such Event of Noncompliance.

(v) If any Event of Noncompliance exists, each holder of Class A Preferred shall also have any other rights which such holder is entitled to under any contract or agreement at any time and any other rights which such holder may have pursuant to applicable law so as to cause the Corporation to end the Event of Noncompliance.

Section 10. Registration of Transfer. The Corporation shall keep at its principal office a register for the registration of Class A Preferred. Upon the surrender of any certificate representing Class A Preferred at such place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the Corporation’s expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of Shares represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of Shares as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate, and dividends shall accrue on the Class A Preferred represented by such new certificate from the date to which dividends have been fully paid on such Class A Preferred represented by the surrendered certificate.

Section 11. Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing Shares, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor its own agreement shall be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of Shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate, and dividends shall accrue on the Class A Preferred represented by such new certificate from the date to which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate.

Section 12. Definitions.

“Acquisition Agreement” means that certain Agreement and Plan of Merger dated as of the Purchase Agreement Effective Date by and among the Corporation, Peak Holding Corp. and Peak Merger Corp.

“Bilateral Trades” means any accrual related to a bilateral transaction occurring in any of the Note Parties’ (as such term is defined in the Purchase Agreement) and their Subsidiaries’ open markets, including with PJM Interconnection LLC.

“Capital Stock” means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (in each case however designated) Common Stock, Preferred Stock or other Equity Interests issued by the Corporation, any Subsidiary of the Corporation or any other Person, as applicable.

“Change in Ownership” means any sale, transfer or issuance or series of sales, transfers and/or issuances of Common Stock by the Corporation or any holders thereof which results in any Person or group of Persons (as the term “group” is used under the Exchange Act) owning more than 50% of the Common Stock outstanding at the time of such sale, transfer or issuance or series of sales, transfers and/or issuances.

“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of New York; provided, that, to the extent that the Code is used to define any term herein and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division Nine shall govern.

“Common Stock” means, collectively, the Corporation’s Common Stock and any Capital Stock of any class of the Corporation hereafter authorized which is not limited to a fixed sum or percentage of par or stated value in respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon any liquidation, dissolution or winding up of the Corporation.

“Contingent Obligation” means, for any Person, any direct or indirect liability, contingent or not, of that Person for (i) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (ii) any obligations for undrawn letters of credit for the account of that Person; and (iii) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Conversion Price” has the meaning set forth in Section 8.2.

“Conversion Stock” means shares of the Corporation’s Common Stock, par value $0.001 per share; provided that if there is a change such that the securities issuable upon conversion of the Class A Preferred are issued by an entity other than the Corporation or there is a change in the type or class of securities so issuable, then the term “Conversion Stock” shall mean one share of the security issuable upon conversion of the Class A Preferred if such security is issuable in shares, or shall mean the smallest unit in which such security is issuable if such security is not issuable in shares.

“Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exchangeable for Common Stock.

“EBITDA” means, with respect to any fiscal period:

(a) consolidated net earnings (or loss) of the Corporation and its Subsidiaries;

minus

(b) without duplication, the sum of the following amounts of the Corporation and its Subsidiaries for such period to the extent included in determining consolidated net earnings (or loss) for such period:

(i) any extraordinary, unusual or non-recurring gains;

(ii) interest income;

(iii) any income, whether cash or non-cash, from Bilateral Trades; and

(iv) cash exchange, translation or performance gains relating to any hedging transactions or foreign currency fluctuations;

plus

(c) without duplication, the sum of the following amounts of the Corporation and its Subsidiaries for such period to the extent included in determining consolidated net earnings (or loss) for such period:

(i) any extraordinary, unusual or non-recurring non-cash losses;

(ii) interest expense;

(iii) all tax expense based on income, profits or capital, including federal, foreign, state, franchise and similar taxes (and for the avoidance of doubt, specifically excluding any sales taxes or any other taxes held in trust for a Governmental Authority, and any foreign taxes of any kind);

(iv) depreciation and amortization (including amortization of intangibles) for such period;

(v) non-cash compensation expense (including deferred non-cash compensation expense), or other non-cash expenses or charges, arising from the sale or issuance of Equity Interests, the granting of stock options and the granting of stock appreciation rights and similar arrangements (including any repricing, amendment, modification, substitution or change of any such Equity Interests, stock option, stock appreciation rights or similar arrangements) minus the amount of any such expenses or charges when paid in cash to the extent not deducted in the computation of net earnings (or loss);

(vi) one time non-cash restructuring charges;

(vii) cash exchange, translation or performance losses relating to any hedging transactions or foreign currency fluctuations; and

(viii) non-cash losses on sales of fixed assets or write-downs of fixed or intangible assets; and

(ix) any non-recurring deal costs incurred by H.I.G., Grace Bay, Purchasers (as such term is defined in the Purchase Agreement), or SVB associated with the transactions contemplated on the Purchase Agreement Effective Date by the Note Documents (as such term is defined in the Purchase Agreement), the Acquisition Agreement, the SVB Forbearance Agreement (as such term is defined in the Purchase Agreement) and the Grace Bay

Forbearance Agreement (as such term is defined in the Purchase Agreement) that are required to be reimbursed by the Note Parties (as such term is defined in the Purchase Agreement) and any costs and expenses of the Note Parties in connection therewith; provided that the fees and expenses of Baker Botts L.L.P., Houlihan Lokey and JP Morgan shall only be permitted to be added back pursuant to this clause (ix) up to a maximum amount of $1,500,000, $1,200,000 and $3,250,000, respectively in each case, determined on a consolidated basis in accordance with GAAP. Notwithstanding anything to the contrary contained herein, for purposes of determining EBITDA herein for any period that includes any of the fiscal quarters ended March 31, 2011, June 30, 2011, September 30, 2011 and December 31, 2011, EBITDA for such fiscal quarters shall be $(6,740,000), $(4,340,000), $1,576,000 and $7,532,000, respectively.

“Equity Interest” means, with respect to a Person, all of the shares, options, warrants, interests, participations or other equivalents (regardless of how designated) of or in such Person, whether voting or nonvoting, including Capital Stock (or other ownership or profit interests or units), preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

“Event of Noncompliance” has the meaning set forth in Section 9.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fundamental Change” means (i) any sale or transfer of more than 50% of the assets of the Corporation and its Subsidiaries on a consolidated basis (measured either by book value in accordance with generally accepted accounting principles consistently applied or by fair market value determined in the reasonable good faith judgment of the Board) in any transaction or series of transactions (other than sales in the ordinary course of business) and (ii) any merger or consolidation to which the Corporation is a party.

“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“GCLD” has the meaning set forth in Section 3.1.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Grace Bay” means Grace Bay Holdings II, LLC.

“H.I.G.” means H.I.G. Middle Market, LLC.

“Indebtedness” means (i) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (ii) obligations evidenced by notes, bonds, debentures or similar instruments, (iii) capital lease obligations, and (iv) Contingent Obligations.

“Junior Securities” means any Capital Stock of the Corporation, except for the Class A Preferred.

“Liquidation Value” of any Share as of any particular date shall be equal to $1,000.

“Market Price” of any security means the average of the closing prices of such security’s sales on all securities exchanges on which such security may at the time be listed, or, if there has been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such security is not so listed, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by Pink OTC Markets, Inc., or any similar successor organization, in each such case averaged over a period of 21 days consisting of the day as of which “Market Price” is being determined and the 20 consecutive business days prior to such day; provided that if such security is listed on any domestic securities exchange, the term “business days” as used in this sentence means business days on which such exchange is open for trading. If at any time such security is not listed on any securities exchange or quoted in the over-the-counter market, the “Market Price” shall be the fair value thereof determined jointly by the Corporation and the holders of a majority of the Class A Preferred (without applying any marketability, minority or other discounts). If such parties are unable to reach agreement within a reasonable period of time, such fair value shall be determined (without applying any marketability, minority or other discounts) by an independent appraiser experienced in valuing securities jointly selected by the Corporation and the holders of a majority of the Class A Preferred. The determination of such appraiser shall be final and binding upon the parties, and the Corporation shall pay the fees and expenses of such appraiser.

“Note Agent” means the Note Agent under the Purchase Agreement.

“Options” means any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities.

“Person” means an individual, a partnership, a corporation, a limited liability company, a limited liability, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Preferred Stock” means any and all series of preferred stock of the Corporation, including the Class A Preferred.

“Public Offering” means any offering by the Corporation of its Capital Stock or equity securities to the public pursuant to an effective registration statement under the Securities Act of 1933, as then in effect, or any comparable statement under any similar federal statute then in force.

“Purchase Agreement” means the Note Purchase and Security Agreement, dated as of March 26, 2012 by and among the Corporation, Enerwise Global Technologies, Inc., Comverge Giants, Inc., Public Energy Solutions, LLC, Public Energy Solutions NY, LLC, Clean Power Markets, Inc., Alternative Energy Resources, Inc. and each of the purchasers whose names appear on Annex A thereto, as such agreement may from time to time be amended in accordance with its terms.

“Purchase Agreement Effective Date” means March 26, 2012.

“Redemption Date” as to any Share means the date specified in the notice of any redemption at the holder’s option or the applicable date specified herein in the case of any other redemption; provided that no such date shall be a Redemption Date unless the Liquidation Value of such Share (plus all accrued and unpaid dividends thereon and any required premium with respect thereto) is actually paid in full on such date, and if not so paid in full, the Redemption Date shall be the date on which such amount is fully paid.

“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made.

“Responsible Officer” means any of the Chief Executive Officer, President, Chief Financial Officer, Treasurer and Controller of the Corporation.

“SEC” means the United States Securities and Exchange Commission and any successor thereto.

“Subsidiary” means the Corporation, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by the Corporation or one or more of the other Subsidiaries of the Corporation or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by the Corporation or one or more Subsidiaries of the Corporation or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control the managing general partner of such limited liability company, partnership, association or other business entity.

“SVB” means Silicon Valley Bank.

Section 13. Amendment and Waiver. No amendment, modification, alteration, repeal or waiver of any provision of Section 1 to Section 14 shall be binding or effective without the prior written consent of the holders of a majority of the Class A Preferred outstanding at the time such action is taken; provided that no amendment, modification, alteration, repeal or waiver of the terms or relative priorities of the Class A Preferred may be accomplished by the merger, consolidation or other transaction of the Corporation with another corporation or entity unless the Corporation has obtained the prior written consent of the holders of the applicable percentage of the Class A Preferred then outstanding.

Section 14. Notices.

14.1. General. Except as otherwise expressly provided hereunder, all notices referred to herein shall be in writing and shall be delivered by registered or certified mail, return receipt requested and postage prepaid, or by reputable overnight courier service, charges prepaid, and shall be deemed to have been given when so mailed or sent (i) to the Corporation, at its principal executive offices and (ii) to any stockholder, at such holder’s address as it appears in the stock records of the Corporation (unless otherwise indicated by any such holder).

14.2. Financial Statements; Reports. The Corporation shall deliver to each holder of the Class A Preferred: (i) as soon as available, but no later than 30 days after the last day of each month, a consolidated balance sheet and income statement prepared by the Corporation covering the Corporation’s and its Subsidiaries’ consolidated operations for such month certified by a Responsible Officer of the Corporation and in a form similar to those provided to the Note Agent pursuant to the Purchase Agreement; (ii) as soon as available, but no later than 45 days after the last day of each fiscal quarter, a consolidated balance sheet and income statement prepared by the Corporation covering the Corporation and its Subsidiaries’ consolidated operations for such fiscal quarter certified by a Responsible Officer of the Corporation and in a form similar to those provided to Note Agent pursuant to the Purchase Agreement; (iii) as soon as available, but no later than 90 days after the last day of its fiscal year, audited consolidated financial statements of the Corporation prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm acceptable to the holders of a majority of the outstanding Shares in their reasonable discretion; (iv) within five days of delivery, copies of all statements, reports and notices made available to the Corporation’s security holders or to holders of the Corporation’s Indebtedness, (v) in the event that the Corporation is subject to the reporting requirements under the Exchange Act, within five days of filing, all reports on Form 10-K, 10-Q and 8-K filed with the SEC or a link thereto on the Corporation’s or another website on the internet; (vi) a prompt report of any legal actions pending or threatened against the Corporation or any of its Subsidiaries which, if adversely determined, could reasonably be expected to result in a material adverse effect on the condition (financial or otherwise), results of operations, business, properties or prospects of the Corporation and its Subsidiaries, taken as a whole; (vii) prompt notice of an event that materially and adversely affects the value of the intellectual property owned or licensed by the Corporation or any of its Subsidiaries; and (viii) budgets, sales projections, operating plans and other financial information reasonably requested by the holders of a majority of the outstanding Shares.

IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be signed by its duly authorized officer, on March 26, 2012.

COMVERGE, INC.

By:	/s/ R. Blake Young
Name: R. Blake Young
Title: President and Chief Executive Officer

[Signature Page to Certificate of Designations]